Exhibit 10.13

FIRST DATA CORPORATION

2002 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT EVIDENCING

A GRANT OF RESTRICTED STOCK OPTION

TO

Name of Employee

Number of Common Shares Subject to Option	Fair Market Value Price Per Share

(month/day/year)	(month/day/year)
Date of Grant	Date Restrictions Lapse

FIRST DATA CORPORATION

BY:	/s/ Michael T. Whealy
	Michael T. Whealy, Secretary	Company/Subsidiary/Unit- Work State/Country

Employee ID Number

FIRST DATA CORPORATION

RESTRICTED STOCK GRANT AGREEMENT

TERMS AND CONDITIONS

1.	Pursuant to the First Data Corporation 2002 Long-Term Incentive Plan (the “Plan”), First Data Corporation (the “Company”) hereby grants to Executive Committee Member (“Executive”), as of Date of Grant (the “Grant Date”), Amount of Shares shares of First Data Corporation common stock, subject to the restrictions set forth in this Agreement (the “Shares”). The number of Shares may be adjusted pursuant to paragraph 7 below.

2.	The terms of the Plan are hereby incorporated in this instrument by reference and made a part hereof.

3.	Subject to other provisions of this Agreement and the terms of the Plan, Executive shall vest in Executive’s unrestricted ownership of the Shares, and all restrictions thereon shall lapse, as follows:

Notwithstanding any other provision of the Plan or this Agreement, for the award to vest, you must execute and return to the Company an updated, lawful restrictive covenant agreement if requested by the Company prior to vesting. Failure to execute such an agreement will cause your award to cease vesting.

4.	Other than as provided in Paragraph 3 above, the Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the Plan, for a period of five years from the Grant Date (“the Restricted Period”). If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Shares in violation of this Paragraph 4, such attempted violation shall be null, void, and without effect.

5.	Executive will forfeit Executive’s right to the Shares issued to Executive if Executive’s continuous employment or performance of services for the Company or an Affiliate (as defined in the Plan) terminates for any reason (except solely by reason of a period of Related Employment, as defined in the Plan, or as set forth in paragraph 6) during the Restricted Period. For purposes of Plan administration Executive shall not be considered to have terminated employment with the Company, if Executive is re-hired by the Company within 90 days of Executive’s involuntary termination other than For Cause.

6.	If Executive dies, or becomes disabled (as defined in the Plan) during a period of continuous employment or performance of services for the Company or an Affiliate after the Date of Grant but during the Restricted Period, Executive shall immediately vest in any then-unvested Shares. Executive shall not vest in any then unvested Shares by reason of Retirement.

7.	During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have ownership of the Shares, including the right to vote the Shares and to receive dividends or other distributions made or paid with respect to such Shares (such distributions to be made in the form of additional Shares) all subject to the restrictions set forth in this Agreement. The certificate(s) evidencing the Shares issued to Executive in this Award (including any additional Shares representing dividends or other distributions) shall be deposited with the Company or its authorized representative during the Restricted Period. The Company may require Executive to provide a stock power or other instrument of assignment (including a power of attorney) endorsed in blank, with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares in the event such Shares are forfeited in whole or in part. Unless Executive’s right to the Shares has been forfeited, the stock certificate(s) will be released to Executive (or any person succeeding to Executive’s rights pursuant to the Plan) at the end of the Restricted Period.

8.

In the event of any change in the outstanding shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event occurring after the Grant Date and prior to the end of the Restriction Period, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of this Award or the number of Shares, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Plan.

9.	It shall be a condition to the obligation of the Company to release applicable stock certificates at the end of the Restricted Period (a) that Executive (or any beneficiary or person entitled to act) pay to the Company or its designee, upon its demand, in accordance with the Plan, such amount as may be demanded for the purpose of satisfying its obligation or the obligation of any of its Affiliates or other person to withhold U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of the transfer of Shares, and (b) that Executive (or any beneficiary or person entitled to act) provide the Company with any forms, documents or other information reasonably required by the Company. Executive may satisfy Executive’s obligation to pay the taxes described in this paragraph by agreeing to surrender to the Company Shares distributed to Executive having a fair market value on the last day of the Restricted Period equal to the amount of such taxes.

10.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent, unless the Committee determines in its sole discretion that there have occurred or are about to occur significant changes in Executive’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its sole discretion to have or to be expected to have a substantial effect on the performance of the Company or subsidiary, affiliates, division, or department thereof, on the Plan or on this Award. The Committee may, in its sole discretion, permit Executive to surrender the Shares in order to exercise or realize the rights under other Awards under the Plan, or in exchange for the grant of new Awards under the Plan, or require Executive to surrender the Shares as a condition precedent of new Awards under the Plan.

11.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through Executive. By accepting this grant of Shares or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

On Behalf of First Data Corporation

By
Title:

I accept the Grant of Shares under the terms and conditions set forth in this Agreement.

By:
Executive Committee Member